Exhibit 10.1

CONSULTING SERVICES AGREEMENT BETWEEN
NEPHROGENEX, INC.
AND
Stone Mgmt LLC
THIS CONSULTING SERVICES AGREEMENT (hereinafter referred to as the “Agreement”) effective as of the 14th day of April, 2016, by and between Nephrogenex, Inc., a corporation organized under the laws of the State of Delaware with a place of business at 3200 Beechleaf Court, Suite 900, Raleigh, North Carolina 27604 (hereinafter referred to as “Company”), and Stone Mgmt. LLC (hereinafter referred to as “Consultant”) having it place of business in Palm Beach Gardens, Florida.
WHEREAS, Pierre Legault (“Legault”) is the sole owner of the Consultant;
WHEREAS, the parties have agreed that it would be beneficial to the Company if the Consultant assists the Company commencing on April 14, 2016 (the “Effective Date”) in performing certain professional consulting services for the Company specified in this Agreement and that such services shall be performed exclusively on behalf of Consultant by Legault.
NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1.	PROVISION OF SERVICES – Consultant shall personally provide to Company, the following consulting services (collectively, the “Services”):

(a)	services necessary to facilitate the sale of the Company’s assets; and

(b)	other related services that may be requested from time to time by the Company.
Consultant agrees to use Consultant’s reasonable efforts in the furnishing of the Services and shall not assign any obligations hereunder. Consultant shall maintain sole control and discretion as to when and where the Services are performed, provided that the Company may upon respective agreement to travel to various business locations or at it offices as necessary.

2.	FEES FOR SERVICES
Company agrees to pay Consultant in consideration of Consultant’s performance of the Services hereunder by paying Consultant: (i) a flat fee of $8,250 per month, and (ii) a hourly fee of $275 per hour for all hours worked in excess of twenty (30) hours in a given month (the “Consulting Fees”). To facilitate such payment, Consultant

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shall submit documentation of his time devoted to Services no later than five (5) business days after the last business day of each month. The flat fee portion of the Consulting Fees shall be payable by wire transfer to Consultant no later than the 13th of each month, and the hourly fee portion of the Consulting Fees shall be payable to Consultant no later than two (2) business days after Consultant provides such documentation to the Company. Additionally, Company shall reimburse Consultant for reasonable travel and business expenses incurred in the performance of the Services, including travel to and from the offices of the Company, provided, however, that the Consultant shall obtain pre-approval from the Company before incurring any expenses that will exceed $2,000. Also, so long as Legault remains a director of the Company, the Company shall pay him compensation as a non-employee director through the Company’s then applicable Non-Employee Director Compensation Policy, and the Company shall remit such payment to Consultant on Legault’s behalf.

3.	TERM & TERMINATION

(a)	This Agreement shall enter into force and effect on the Effective Date, and shall remain in force and effect through and including June 15, 2016 (the “Initial Term”).

(b)
This Agreement and the engagement may be terminated by either party for any reasons upon fourteen (14) days written notice to the other party. Unless so terminated, this Agreement shall renew automatically for one-month terms (the Initial Term together with any successor terms shall constitute the “Term”).

(c)
Consultant shall be entitled to receive payment for all Services actually rendered and all expenses incurred up through the effective date of termination in accordance with the provisions of Section 2 hereof.

4.
CONFIDENTIALITY OF INFORMATION AND DOCUMENTS ‑ Company shall submit information and/or documents to Consultant in order to permit Consultant to perform the Services required under this Agreement and Consultant shall keep such information and/or documents in the strictest confidence using the same degree of care that Consultant uses in safeguarding Consultant’s own confidential information both during and after the completion of the services under this Agreement and for a period of 3 years after completion of the Services, unless Consultant shall receive from Company the consent of Company in writing to disclose such confidential information. However, nothing herein shall be interpreted as preventing Consultant from disclosing and/or using said information or documents which (i) are already rightfully in the possession of Consultant without obligation of confidence, but were not obtained directly or indirectly from Company or its affiliates; or (ii) are independently developed by Consultant not as part of the Services rendered or called for under the terms of this Agreement and without reliance or use of Company’s confidential information or documents; or (iii) are or become available to the general public without breach of this Agreement; or (iv) are rightfully received by Consultant from a third party who is not under obligation of confidence, but who did not obtain them directly or indirectly from Company or its affiliates; or (v) are required to be disclosed pursuant to law or court order, or as may be authorized by Company.

5.
LIABILITY OF CONSULTANT – In furnishing Company with the Services provided herein, Consultant shall comply with all applicable laws, rules and regulations. Consultant shall not be liable to Company or its creditors for errors of judgment or for any matters, except for willful malfeasance, bad faith or gross negligence in the performance of the Services or the negligent breach of its obligations and duties under the terms of this Agreement. It is further agreed and understood that Consultant may rely upon information furnished to it by Company which Consultant reasonably believes to be accurate and reliable and that, except as provided herein, Consultant shall not be accountable for any loss suffered by Company by the reason of Company’s action or non-action on the basis of any advice, recommendation or approval of Consultant, except as provided above.

6.
INDEPENDENT CONTRACTOR ‑ Execution of this Agreement in no way creates, nor shall this Agreement be interpreted or construed as creating, an employment, agency, partnership or joint venture relationship between Company and Consultant and it is understood Consultant will be acting as an independent contractor.

(a)	The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the Services

(b)
The Company will record payments of the Consulting Fees to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant agrees to pay all such taxes associated with the Consulting Fees in a timely manner and as prescribed by law. Consultant further acknowledges and agrees that he is solely responsible for reporting the Consulting Fees to any applicable taxing authority as he deems appropriate, and Consultant does not rely upon any representations of the Company or its employees, agents, or attorneys regarding the taxability of the Consulting Fees.

(c)
Consultant will not be considered an employee for purposes of any Company employment policy, practice, program or plan (including without limitation, any employee benefit plan(s) offered by the Company to its employee), and Consultant will not be entitled to any benefits under any such policy, practice, program, or plan.

7.
OTHER WORK BY CONSULTANT. During the Term, Consultant shall be free to provide professional consulting services to any entities or individuals other than the Company, provided that it does not interfere with Consultant’s ability to provide the Services identified under Section 1 above.

8.	MISCELLANEOUS

(a)
Nothing contained herein shall be deemed to require Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Officers and Board of Directors of their responsibility for any control of the conduct or the affairs of Company.

(b)
This Agreement shall constitute the entire agreement between Company and Consultant relating to the Services to be performed, and no representations, promises, understandings, or agreements, oral or otherwise, not herein contained shall be of any force or effect. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Company and Consultant. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. Notwithstanding the above, (i) the Separation Agreement dated April 13, 2016; (ii) Sections 8-10 of the Employment Agreement, dated November 7, 2013, and (iii) any equity related agreements shall each remain in full force and effect and are not superseded by this Agreement.

(c)	This Agreement is not assignable by Consultant or Company without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(d)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

(e)
(i) Any dispute between the parties arising directly or indirectly from this Agreement shall be resolved by arbitration in New York City, New York pursuant to the Commercial Arbitration Rules then obtaining of the American Arbitration Association. Neither party shall commence any action against the other to resolve any such dispute in any court except to confirm such an arbitrator’s award. Judgment upon any such award rendered may be entered by any federal court in the United States. The arbitrator or arbitrators (1) shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement; (2) shall interpret and construe this Agreement in accordance with, and shall be bound by, the substantive laws of the State of North Carolina, without regard to conflicts of law provisions (except that this paragraph shall be governed by the Federal Arbitration Act); (3) shall have no power or authority to grant or award punitive damages; and (4) shall establish and enforce appropriate rules to ensure that the proceeding, including the decision, be kept confidential and that all confidential information of the parties be kept confidential and be used for no purpose other than the arbitration. The parties shall be deemed to have waived any rights to punitive, consequential, exemplary or special damages.

(ii) Notwithstanding any provision contained herein to the contrary, neither party shall be required to arbitrate any dispute relating to any actual or threatened breaches of this Agreement by the other party involving (1) the unauthorized disclosure of such party’s confidential information in violation of this Agreement, or (2) the violation of such party’s proprietary rights.

(f)
In the event of any arbitration or litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any other recovery and costs, reasonable attorney’s fees and costs incurred in such arbitration or litigation.

(g)	Any notices required to be given hereunder shall be sent to each respective party at the addresses first given above, and shall be effective upon receipt by the addressee.
IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.

Nephrogenex, Inc.    Consultant

By:	/s/ John Hamill	By:	/s/ Pierre Legault
	John Hamill Chief Financial Officer		Pierre Legault On Behalf of Stone Mgmt LLC

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